Exhibit 26(n)(i)

Written Consent of Ernst & Young LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated March 28, 2008, with respect to the statutory-basis financial statements and schedules of Transamerica Financial Life Insurance Company, and (2) dated March 21, 2008, with respect to the financial statements of the TFLIC Series Life Account included in Post-Effective Amendment No. 5 to the Registration Statement (Form N-6 No. 333-113442) under the Securities Act of 1933 and related Prospectus of TFLIC Series Life Account.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 21, 2008